Exhibit (c)(2)

Citi Investment Banking | Global Communications Group December 18, 2024 | Strictly Private and Confidential Project Telluride Presentation to the Board of Directors

2 The following pages contain material provided to the Board of Directors of Liberty TripAdvisor Holdings, Inc (“LTRIP” or the “Company”) by Citigroup Global Markets Inc. (“Citi”) in connection with the proposed transaction involving the Company and Tripadvisor, Inc. (“TRIP”). The accompanying material was compiled or prepared on a confidential basis solely for the use of the Board of Directors of the Company and not with a view toward public disclosure under any securities laws or otherwise. The information contained in the accompanying material was obtained from the Company, TRIP and other sources. Any estimates and projections contained herein have been prepared or adopted by the management of the Company, obtained from public sources, or are based upon such estimates and projections, and involve numerous and significant subjective determinations, and there is no assurance that such estimates and projections will be realized. Citi does not take responsibility for such estimates and projections, or the basis on which they were prepared. No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. In preparing the accompanying material, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of the management and other representatives of the Company that they are not aware of any relevant information that has been omitted or that remains undisclosed to Citi. The accompanying material was not prepared for use by readers not as familiar with the Company as the Board of Directors of the Company and, accordingly, neither the Company nor Citi nor their respective legal or financial advisors or accountants take any responsibility for the accompanying material if used by persons other than the Board of Directors of the Company. The accompanying material is necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Citi as of the date of the accompanying material. Citi does not have any obligation to update or otherwise revise the accompanying material. Nothing contained herein shall be construed as legal, regulatory, tax or accounting advice.

3 Preliminary | Confidential – Draft for discussion purposes; subject to further review and revision Agenda 1 Transaction Overview 1 – 3 2 Market & Financial Background 4 – 11 3 Financial Analysis 12 – 15 4 Appendix 16 – 17 Page Reference

1. Transaction Overview

Preliminary | Confidential – Draft for discussion purposes; subject to further review and revision

LTRIP at a Glance

LTRIP consists of its interests in TRIP and certain debt financing and other liabilities

- LTRIP is a controlling shareholder of TRIP through its ownership of ~29.2mm shares in TRIP (57% voting / 21% economic interest)
  - ~16.4mm (~6% of total) TRIP Common shares, which entitle the holder to one vote per share and trade on NASDAQ
  - ~12.8mm (100% of total) TRIP Class B shares, which entitle the holder to ten votes per share (all TRIP Class B shares are owned by LTRIP)
- LTRIP's Series A and Series B Common Stock trade on OTC Markets
  - Series A shares entitle the holder to one vote per share, and Series B shares entitle the holder to ten votes per share
  - Gregory Maffei (LTRIP's Chairman, President, and CEO) owns 97% of the Series B shares (~4.7mm out of ~4.8mm)
  - ~0.1mm of the Series B shares (~0.2% of the total Common Stock outstanding) trade in the public market at low volumes
- LTRIP has ~$639mm[1] of gross liabilities, substantially all of which come due in March 2025
- At current market prices, the gross liabilities at LTRIP exceed the market value of the TRIP shares owned by LTRIP[2]

LTRIP Structure Overview


Gregory Maffei
Other Public Shareholders
97%
3%
Series B Common
Series A Common
6% Economic
40% Voting
94% Economic
60% Voting
Public TRIP Common Shareholders
LTRIP
79% Economic
43% Voting
21% Economic
57% Voting
TRIP

LTRIP Net Asset Value[1]

($ in millions, except per share data)	TRIP @ Market	TRIP @ 10 Day VWAP
Price Per TRIP Share	**$13.49**	**$13.98**
(x) TRIP Shares Owned by LTRIP	29.2	29.2
Implied LTRIP Enterprise Value	**$395**	**$409**
(-) Variable Prepaid Forward (Settled w/ ~2.4mm TRIP Shares)	(33)	(33)
(-) Exchangeable Senior Debenture	(330)	(330)
(-) Series A Preferred Stock	(276)	(276)
(+) Cash	--	--
Implied LTRIP NAV	**($244)**	**($229)**
(/) Diluted Shares Outstanding[3]	77.9	77.9
Implied LTRIP NAV / Share	**($3.13)**	**($2.95)**
Memo: LTRIP Series A Common Stock Current Share Price	*$0.36*	*$0.37*
Memo: LTRIP Series B Common Stock Current Share Price	*3.90*	*4.04*

Source: Company management, public filings, Bloomberg, FactSet..
Note: Market data as of 12/17/2024. VWAPs per Bloomberg and based on trading days.
(1) Assumes balance sheet data as of March 31, 2025E, per LTRIP management.
(2) Applies observed TRIP Common share prices to the TRIP Series B shares owned by LTRIP.
(3) Based on LTRIP's fully diluted shares of 77.9mm at Proposal, inclusive of the dilutive impact of Options. See appendix for detail.

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6 Preliminary | Confidential – Draft for discussion purposes; subject to further review and revision Transaction Overview: Key Terms Transaction Structure • Merger of merger sub, a wholly owned subsidiary of TRIP, with and into LTRIP, followed by the merger of LTRIP with and into a wholly owned subsidiary of TRIP • LTRIP will become a wholly owned subsidiary of TRIP • Transaction will be a 13E-3 transaction Transaction Consideration • Each LTRIP Series A and Series B share to receive consideration of $0.2567 in cash • All shares of Series A Preferred Stock will be exchanged in the aggregate into approximately $42.5mm in cash and 3.038mm TRIP common shares Transaction Value • Implied value of ~$435mm(1) ascribed to the TRIP Common and Class B shares owned by LTRIP (excluding shares underlying the Variable Prepaid Forward) Parent Loan Facility • TRIP and LTRIP shall use reasonable best efforts to enter into a Parent Loan Facility agreement if the transaction is not expected to close before the 30 trading-day period prior to March 27, 2025 • TRIP would provide the Parent Loan Facility to LTRIP, and the proceeds of such facility are expected to be used to settle obligations pursuant to the Exchangeable Senior Debenture Certain Material Closing Conditions • LTRIP common stockholder approval (majority of outstanding voting power) of the adoption of the Merger Agreement and the charter amendment, with Series A and Series B voting together as a single class • LTRIP Series A Preferred stockholder approval (majority) of the adoption of the charter amendment, voting separately as a class • No applicable Governmental Entity has enacted, issued or promulgated any Law that restrains, enjoins or prohibits the consummation of the Merger Other Select Terms • Outside date to be nine months from date of Merger Agreement • Fiduciary out subject to termination fee of $16.310mm • Transaction to be approved by TRIP Special Committee and TRIP Board • Transaction to be approved by LTRIP Board • Certificate of Designations for LTRIP Preferred Stock to be amended • Voting Agreement to be signed by Gregory Maffei (LTRIP’s Chairman, President, and CEO) • Voting Agreement to be signed by Certares (Series A Preferred stockholder) 2 Source: Company management, Bloomberg, execution version of Merger Agreement furnished to Citi on December 18, 2024. (1) Based on TRIP common shares at 10-day VWAP of $13.98.

Preliminary | Confidential – Draft for discussion purposes; subject to further review and revision

Transaction Overview: Key Metrics

Transaction Framework

Variable Prepaid Forward	• LTRIP expects to deliver approximately 2.422mm TRIP common shares to fully settle
Exchangeable Senior Debentures	• To be assumed and repaid by TRIP for \$330mm in cash • Potential for new Parent Loan Facility from TRIP to address March 2025 maturity, depending on transaction closing date
Series A Preferred Stock	• All shares of Series A Preferred Stock will be exchanged in the aggregate into approximately \$42.5mm in cash and 3.038mm TRIP common shares • To receive total consideration in the aggregate of approximately \$85mm, based on a TRIP common share 10-day VWAP of \$13.98
LTRIP Common Equity	• Each LTRIP Series A and Series B share to receive \$0.2567 in cash • To receive consideration in the aggregate of approximately \$20mm in cash

Offer Mechanics

(\$ and shares in millions, except per share data)		Implied Recovery	\$mm
Implied Value of TRIP Shares Acquired by TRIP			**\$435**
Implied Blended TRIP Share Price			*\$16.21*
Implied Premium to Current TRIP Common Share Price			*20.2%*
Implied Premium to Current TRIP 10-Day VWAP			*16.0%*
(+) Shares Underlying Variable Prepaid Forward (@ Market)			\$33
Gross Asset Value			**\$468**
(-) Shares Underlying Variable Prepaid Forward (@ Market)		*100%*	(\$33)
(-) Exchangeable Senior Debenture (@ Par)		*100*	(330)
(-) Series A Preferred Stock Holders[1]	*~(\$191mm) lower vs. liquidation value*	*31*	(85)
Total Consideration to LTRIP Common	*~(\$25mm) lower vs. market value[2][3]*		**\$20**
(/) LTRIP Diluted Shares Outstanding[2]			77.9
Consideration Per LTRIP Share			**\$0.26**
Implied Premium / (Discount) to LTRIP Series A Common			*(29.3%)*

Source: Company management, Bloomberg, FactSet.
Note: Market data as of 12/17/2024.
(1) Recovery based on March 31, 2025E liquidation value of \$276mm, per LTRIP management. Assumes TRIP common shares at 10-day VWAP of \$13.98.
(2) Based on LTRIP's fully diluted shares of 77.9mm at Proposal, inclusive of the dilutive impact of Options. See appendix for detail.
(3) Based on current observed share prices for Series A and Series B shares. Amount would be (\$8mm) if observed Series A share price was applied to the Series B shares.

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2. Market & Financial Background

Preliminary | Confidential – Draft for discussion purposes; subject to further review and revision

Project Telluride Process Summary Through May 8, 2024

- On January 12, 2024, members of LTRIP received a proposal from a financial sponsor ("Party A") regarding a potential acquisition of TRIP and LTRIP
- On February 9, 2024, LTRIP filed an amended 13D indicating that LTRIP's board of directors authorized LTRIP to engage in discussions with respect to a potential all cash transaction for all of the outstanding stock of TRIP and LTRIP
- Subsequently, TRIP engaged with Centerview Partners to initiate formal outreach to 19 parties (5 strategics and 14 financial sponsors) and explore a potential transaction
- Of the 19 parties contacted, four submitted non-binding proposals to acquire TRIP and LTRIP, and all four were invited to conduct due diligence
- In late March 2024, three of the four parties withdrew their proposals and dropped from the process
- The fourth party, Party A, indicated they were only interested in acquiring certain businesses of TRIP; TRIP determined that Party A's proposal was not actionable and terminated all conversations with counterparties
- On May 8, 2024, LTRIP filed a further amended 13D indicating that discussions with third parties pursuant to a potential transaction had ceased


19
8
Includes 4 strategic parties
11
1
Includes 1 strategic party
6
4
--
Total Parties
Passed Pre NDA
Parties With Executed NDAs
Passed Post NDA
Received Mgmt Pres / Did Not Submit Bid
Submitted Proposal and Later Passed
Remaining Actionable Proposals

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Preliminary | Confidential – Draft for discussion purposes; subject to further review and revision

LTRIP Assets and Liabilities

- In Q1 2024, LTRIP reported "**substantial doubt about the Company's ability to continue as a going concern within one year**, as a result of **the required redemption for cash on March 27, 2025 of the 8% Series A Cumulative Redeemable Preferred Stock**, par value $0.01 per share…and the right of the holders of the 0.50% Exchangeable Senior Debentures due 2051 (the "Debentures") to require [LTRIP] to purchase [the] Debentures on March 27, 2025"
- Per LTRIP management, LTRIP currently **has no source of cash** (absent selling TRIP shares) and **no access to free cash flow** due to lack of operating assets:
  - Historically, LTRIP has spent **~$3mm** of cash per quarter on expenses including **overhead** and **interest on financial liabilities**
  - Historically, the only source of free cash flow for LTRIP has been special dividends from TRIP (last declared on November 1, 2019)
- LTRIP Exchangeable Senior Debentures trade **at 95.310 as of December 17, 2024**

	($ in millions)	Maturity	Rate	Latest Reported[1]	3/31/2025 Estimated
Assets	Cash			$15	--
	Value of TRIP Shares @ Market (Incl. Shares Underlying Variable Prepaid Forward)			395	395
	Total Assets			**$410**	**$395**
Financial Liabilities	Exchangeable Senior Debenture	Mar-25	0.50%	$330	$330
	Variable Prepaid Forward (Settled in Shares)	Nov-25		33	33
	Series A Preferred Stock	Mar-25	8.00%	270	276
	Total Financial Liabilities			**$632**	**$638**
	Net Asset Value			**($223)**	**($244)**

Source: Company management, FactSet.
Note: Market data as of 12/17/2024.
(1) Based on 9/30/2024 balance sheet. Series A Preferred based on 12/17/2024 projected value including daily accrued paid-in-kind ("PIK") dividends at 8.0% annual rate.

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11 Preliminary | Confidential – Draft for discussion purposes; subject to further review and revision LTRIP Equity Capitalization Overview 6 Overview LTRIP Series A Shareholders with >1% Ownership (Per Public Reporting) Source: Company management, FactSet. Note: Market data as of 12/17/2024. Economic Voting (Shares in millions) Shares % Votes per Share % Crimson Asset Management Active 15.8 21.6% 1 13.0% Triad Investment Management Active 4.4 6.0 1 3.6 Wittenberg Investment Management Active 3.9 5.4 1 3.2 Cove Street Capital Active 3.5 4.8 1 2.9 Total 27.6 37.8% 22.8% Economic Observed Market Value Voting (Shares in millions) Shares % Per Share $mm % Votes per Share % Series A 73.1 93.8% $0.36 $26.5 58.6% 1 60.3% Series B: Greg Maffei 4.7 6.0 3.90 18.2 40.2 10 38.5 Series B: Other Holders 0.1 0.2 3.90 0.6 1.2 10 1.2 Total LTRIP 77.9 100% $0.58 $45.3 100% 100%

12 Preliminary | Confidential – Draft for discussion purposes; subject to further review and revision -- $2.00 $4.00 $6.00 $8.00 $10.00 $12.00 $14.00 $16.00 $18.00 $20.00 Jan-19 Jul-19 Jan-20 Jul-20 Jan-21 Jul-21 Jan-22 Jul-22 Jan-23 Jul-23 Jan-24 Jul-24 -- $10.00 $20.00 $30.00 $40.00 $50.00 $60.00 $70.00 $80.00 Jan-19 Jul-19 Jan-20 Jul-20 Jan-21 Jul-21 Jan-22 Jul-22 Jan-23 Jul-23 Jan-24 Jul-24 LTRIP Historical Share Prices % Change as of 12/17/2024 LTRIP Series A LTRIP Series B LTRIP Blended L1M (11/17/2024) (9%) (15%) (8%) L3M (9/17/2024) (18%) (22%) (16%) L6M (6/17/2024) (26%) (27%) (23%) Since 13D/A Follow-On (5/8/2024) (42%) (32%) (35%) $0.36 Series A Feb. 12, 2024 LTRIP files initial 13D/A indicating potential transaction May 8, 2024 LTRIP files follow-on 13D/A indicating discussions ceased $3.90 Series B $0.58 Blended(1) (1) 7 LTRIP Series A & Blended(1) Share Price Performance (1/1/2019 – Present) LTRIP Series B Share Price Performance (1/1/2019 – Present) Series A Blended(1) Series B Series A L6M Avg. Daily Trading Volume (000s) 477.2 399.4 482.7 1,875.1 1,163.1 1,182.0 787.5 741.7 819.2 303.6 455.7 473.5 125.7 Current Series B L6M Avg. Daily Trading Volume (000s) 0.1 0.1 0.2 22.9 4.0 13.5 1.0 1.4 28.2 2.1 1.7 0.4 0.2 Current Transaction Consideration per Share: $0.26 Source: FactSet, company filings. Note: Market data as of 12/17/2024. (1) Based on basic shares outstanding.

13 Preliminary | Confidential – Draft for discussion purposes; subject to further review and revision TRIP Common L6M Avg. Daily Trading Volume (000s) TRIP Price and Multiple Over Time Share Price Performance (TRIP Common) (1/1/2019 – Present) -- $10.00 $20.00 $30.00 $40.00 $50.00 $60.00 $70.00 Jan-19 Jul-19 Jan-20 Jul-20 Jan-21 Jul-21 Jan-22 Jul-22 Jan-23 Jul-23 Jan-24 Jul-24 Enterprise Value(1) / NTM Pre-SBC Adjusted EBITDA (1/1/2019 – Present) -- 10.0x 20.0x 30.0x 40.0x 50.0x 60.0x Jan-19 Jul-19 Jan-20 Jul-20 Jan-21 Jul-21 Jan-22 Jul-22 Jan-23 Jul-23 Jan-24 Jul-24 6.1x $13.49 8 Feb. 12, 2024 LTRIP files initial 13D/A indicating potential transaction May 8, 2024 LTRIP files follow-on 13D/A indicating discussions ceased TRIP Common Share Price NTM Multiple 52-Week High $28.56 10.6x 52-Week High (Ex. 13-D/A Period) 22.55 8.9 52-Week Low 13.23 6.0 (2) Source: FactSet, company filings. Note: Market data as of 12/17/2024. (1) TRIP Class B shares valued at TRIP Common share price. TRIP enterprise value based on cash net of deferred merchant payables. (2) Time period from 12/15/2023 – 12/17/2024, excluding 2/12/2024 – 5/8/2024. (1) Current 2,089 1,931 2,284 3,733 2,434 3,476 2,385 2,419 2,075 2,546 2,668 2,585 1,937 Current

14 Preliminary | Confidential – Draft for discussion purposes; subject to further review and revision (100%) (80%) (60%) (40%) (20%) -- 20% Jan-19 Jul-19 Jan-20 Jul-20 Jan-21 Jul-21 Jan-22 Jul-22 Jan-23 Jul-23 Jan-24 Jul-24 LTRIP vs. TRIP Common Share Price Performance Feb. 12, 2024 LTRIP files initial 13D/A indicating potential transaction (75%) TRIP Common May 8, 2024 LTRIP files follow-on 13D/A indicating discussions ceased (98%) LTRIP Series A 9 LTRIP Series A & TRIP Common Share Price Performance (1/1/2019 – Present) TRIP Common LTRIP Series A Source: FactSet, company filings. Note: Market data as of 12/17/2024. % Change as of 12/17/2024 LTRIP Series A TRIP Common L1M (11/17/2024) (9%) (3%) L3M (9/17/2024) (18%) (3%) L6M (6/17/2024) (26%) (25%) Since 13D/A Follow-On (5/8/2024) (42%) (26%)

15 Preliminary | Confidential – Draft for discussion purposes; subject to further review and revision $1.77 ($1.24) ($0.30) $0.75 $1.29 $1.21 $1.33 $1.54 $1,560 $604 $902 $1,492 $1,788 $1,825 $1,946 $2,094 2019A 2020A 2021A 2022A 2023A 2024E 2025E 2026E 28.1% (8.4%) 11.1% 19.8% 18.7% 17.6% 17.6% 18.4% $438 ($51) $100 $295 $334 $322 $342 $386 2019A 2020A 2021A 2022A 2023A 2024E 2025E 2026E $0.89 ($2.14) ($1.08) $0.14 $0.08 $0.05 $0.59 $0.57 2019A 2020A 2021A 2022A 2023A 2024E 2025E 2026E TRIP Historical Results and Consensus Projections 10 Non-GAAP Diluted EPS Pre-SBC Adjusted EBITDA ($ in mm) GAAP Diluted EPS 7% 10% 238% % Margin(1) ’19 – ’23 ’24 – ’26 YoY Growth 3% (7%) (45%) Revenue CAGR ($ in mm) (3.4%) (61.3%) 49.3% 65.4% 19.8% 2.1% 6.6% 7.6% Source: FactSet, company filings. Note: Market data as of 12/17/2024. (1) Pre-SBC Adjusted EBITDA as percent of revenue. (2) Defined as the difference between TRIP reported Pre-SBC Adj. EBITDA and LTRIP reported Pre-SBC Adj. OIBDA. Consensus Projections $8 $10 $10 $8 $10 LTRIP Corporate Expenses(2) ($ in mm)

16 Preliminary | Confidential – Draft for discussion purposes; subject to further review and revision $10.00 $20.00 $30.00 $40.00 Jan-22 Jul-22 Jan-23 Jul-23 Jan-24 Jul-24 $0 $200 $400 $600 $800 TRIP Consensus Perspectives Over Time Q4’21 Q2 ‘22 Q4 ‘22 Q2 ‘23 Q4 ‘23 Q2 ‘24 TRIP Broker Price Target Over Time (Jan 1, 2022 – Today) Pre-SBC Adjusted EBITDA Broker Estimates Over Time ($ in mm) 2024E 2023E 2022E $322 $334 $295 $13.49 $17.00 TRIP Share Price Median Undiscounted Price Target(1) 11 TRIP Earnings 6-Nov-24 $25.00 6-Nov-24 $20.00 6-Nov-24 $20.00 6-Nov-24 $20.00 7-Nov-24 $19.50 7-Nov-24 $17.00 6-Nov-24 $17.00 7-Nov-24 $17.00 7-Nov-24 $17.00 15-Nov-24 $16.00 7-Nov-24 $14.00 7-Nov-24 $13.00 6-Nov-24 $12.00 7-Nov-24 $11.00 Median $17.00 Mean $17.04 Undiscounted Price Target Report Date Select Wall Street Broker Undiscounted TRIP Price Targets(2) Current Current Source: FactSet, Wall Street broker research, company filings. Note: Market data as of 12/17/2024. (1) FactSet consensus broker median. (2) Excludes 11/7/2024 Goldman Sachs report due to inclusion of a potential acquisition premium in its price target methodology.

3. Financial Analysis

18 Preliminary | Confidential – Draft for discussion purposes; subject to further review and revision ($300) ($200) ($100) -- $100 $200 $300 $400 $500 Jan-19 Jul-19 Jan-20 Jul-20 Jan-21 Jul-21 Jan-22 Jul-22 Jan-23 Jul-23 Jan-24 Jul-24 ($400) ($200) -- $200 $400 $600 $800 $1,000 $1,200 $1,400 $1,600 Jan-19 Jul-19 Jan-20 Jul-20 Jan-21 Jul-21 Jan-22 Jul-22 Jan-23 Jul-23 Jan-24 Jul-24 LTRIP Has Traded at a Premium to NAV Since 2022 LTRIP $ NAV Over Time ($ in mm, except per share) LTRIP Market Value $ Excess Over NAV ($ in mm) LTRIP NAV LTRIP Observed Market Value(1) ($223) $45 $268 Feb. 12, 2024 LTRIP files initial 13D/A indicating potential transaction May 8, 2024 LTRIP files follow-on 13D/A indicating discussions ceased 12 Offer contemplates $20mm / $0.26 per share consideration paid to LTRIP common equity holders ($2.86) $0.58 $3.44 $ in mm $ per Share $ in mm $ per Share $268mm / $251mm excess over NAV vs. $270mm accreted value of Series A Preferred Stock Source: FactSet, company filings. Note: Market data as of 12/17/2024. TRIP Class B shares valued at TRIP Common share price. NAV based on market view – refer to page 16 for methodology. (1) Based on trading prices. Includes impact of LTRIP Series A and Series B options using Treasury Stock Method. LTRIP RSUs valued at blended Series A / Series B price. (2) Based on LTRIP Series B at LTRIP Series A share price. Includes impact of LTRIP Series A and Series B options using Treasury Stock Method. LTRIP RSUs valued at Series A price. LTRIP Market Value with LTRIP Series B @ LTRIP Series A Price(2) $28 $0.36 $251 $3.22 Based on LTRIP Observed Market Value(1) Based on LTRIP Market Value with LTRIP Series B @ LTRIP Series A Price(2)

Preliminary | Confidential – Draft for discussion purposes; subject to further review and revision

Net Asset Value at Various Potential Scenarios

($ in millions, except per share data)		TRIP @ Market	TRIP @ Premium		TRIP @ Proposal
Value Per TRIP Share Acquired by TRIP		**$13.49**	**$16.21**		**$16.21**
(x) TRIP Shares Owned by LTRIP (Excl. Variable Prepaid Forward)		26.8	26.8		26.8
Implied Value of TRIP Shares Acquired by TRIP		**$362**	**$435**		**$435**
Implied Premium vs. TRIP Common Share Price		*--*	*20.2%*		*20.2%*
(+) Shares Underlying Variable Prepaid Forward (@ Market)		$33	$33		$33
Gross Asset Value		**$395**	**$468**		**$468**
(-) Shares Underlying Variable Prepaid Forward (@ Market)		($33)	($33)		($33)
(-) Exchangeable Senior Debenture		(330)	(330)		(330)
(-) Series A Preferred Stock[1]		(276)	(276)	**~$191mm Reduction**	(85)
(+) Cash[2]		--	--		--
Implied LTRIP NAV		**($244)**	**($171)**		**$20**
(/) LTRIP Diluted Shares Outstanding		77.9	77.9		77.9
Implied LTRIP NAV / Share		**($3.13)**	**($2.19)**		**$0.26**
Memo:					
Current LTRIP A Share Price	*$0.36*				
Current LTRIP B Share Price	*3.90*				
Current LTRIP Blended Share Price	*0.58*				

Source: Company management, FactSet.
Note: Market data as of 12/17/2024. Based on LTRIP's fully diluted shares of 77.9mm at Proposal, inclusive of the dilutive impact of Options. See appendix for detail.
(1) Reflects Series A Preferred Stock at par as of March 31, 2025E, with the exception of the TRIP @ Proposal column.
(2) Per Company management, reflects LTRIP estimated cash balance as of March 31, 2025E.

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Preliminary | Confidential – Draft for discussion purposes; subject to further review and revision

Net Asset Value at Various Prices

($ in millions, except per share data)	TRIP @ Low Undiscounted Price Target	TRIP @ Market	TRIP @ Median Undiscounted Price Target	TRIP @ Equity Breakeven	TRIP @ High Undiscounted Price Target	TRIP @ Proposal
Value Per TRIP Share Acquired by TRIP	**$11.00**	**$13.49**	**$17.00**	**$23.71**	**$25.00**	**$16.21**
(x) TRIP Shares Owned by LTRIP (Excl. Variable Prepaid Forward)	26.8	26.8	26.8	26.8	26.8	26.8
Implied Value of TRIP Shares Acquired by TRIP	**$295**	**$362**	**$456**	**$636**	**$671**	**$435**
Implied Premium vs. TRIP Common Share Price	*(18.5%)*	--	*26.0%*	*75.7%*	*85.3%*	*20.2%*
(+) Shares Underlying Variable Prepaid Forward (@ Market)	$33	$33	$33	$33	$33	$33
Gross Asset Value	**$328**	**$395**	**$489**	**$636**	**$703**	**$468**
(-) Shares Underlying Variable Prepaid Forward (@ Market)	($33)	($33)	($33)	($33)	($33)	($33)
(-) Exchangeable Senior Debenture	(330)	(330)	(330)	(330)	(330)	(330)
(-) Series A Preferred Stock[1]	(276)	(276)	(276)	(276)	(276)	(85)
(+) Cash [2]	--	--	--	--	--	--
Implied LTRIP NAV	**($311)**	**($244)**	**($150)**	**--**	**$65**	**$20**
(/) LTRIP Diluted Shares Outstanding	77.9	77.9	77.9	77.9	77.9	77.9
Implied LTRIP NAV / Share	**($3.99)**	**($3.13)**	**($1.92)**	**--**	**$0.83**	**$0.26**

Memo:	
Current LTRIP A Share Price	*$0.36*
Current LTRIP B Share Price	*3.90*
Current LTRIP Blended Share Price	*0.58*

Source: Company management, FactSet.
Note: Market data as of 12/17/2024. Based on LTRIP's fully diluted shares of 77.9mm at Proposal, inclusive of the dilutive impact of Options. See appendix for detail.
(1) Reflects Series A Preferred Stock at par as of March 31, 2025E, with the exception of the TRIP @ Proposal column.
(2) Per Company management, reflects LTRIP estimated cash balance as of March 31, 2025E.

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Preliminary | Confidential – Draft for discussion purposes; subject to further review and revision

Selected Precedent Transactions

The below analysis reflects selected precedent transactions in which the target is a significant shareholder in the acquiror.

Date Completed	Target	Acquiror	(Discount) / Premium to NAV	
Announced and Pending	Liberty Broadband	Charter Communications, Inc.	(12.0%)[1]	*Low*
9/9/2024	Sirius XM Holdings	Liberty SiriusXM Group	0.0%[2]	
12/18/2020	GCI Liberty, Inc.	Liberty Broadband Corporation	(7.5)[3]	
7/16/2020	Standard Diversified Inc.	Turning Point Brands, Inc.	(3.0)[4]	
7/26/2019	Liberty Expedia Holdings, Inc.	Expedia Group, Inc.	(0.5) - (2.5)[5]	
7/13/2018	Spectrum Brands Holdings, Inc.	HRG Group, Inc.	0.0[6]	
5/26/2011	Retail Ventures, Inc.	DSW Inc.	(9.3) - (11.6)[7]	
11/19/2009	DIRECTV	Liberty Entertainment, Inc.	5.6[8]	*High*
4/22/2009	Smith Investment Company	A.O. Smith Corporation	(1.5)[9]	
11/9/2006	Fidelity National Financial, Inc.	Fidelity Information Services	0.0[10]	

Implied LTRIP Net Asset Value per Share

	@ Proposal	Low	High
LTRIP NAV Per Share (TRIP @ Market)[11]	($3.13)	($3.13)	($3.13)
Illustrative (Discount) / Premium	NM	(12.0%)	5.6%
Implied LTRIP NAV Per Share	**$0.26**	**($3.51)**	**($2.95)**

Source: Public filings.
Note: Market data as of 12/17/2024.
(1) Transaction excludes GCI assets and liabilities. Implied discount based on common shares outstanding.
(2) Liberty SiriusXM stockholders receive 1 share of New SiriusXM for each share of SiriusXM previously held by Liberty SiriusXM, adjusted for Liberty SiriusXM's net liabilities, per the Press Release filed on December 12, 2023.
(3) Discount based on the midpoint of the analysis performed by Evercore to compare the Net Asset Value of GCI Liberty to the implied consideration to be received in the transaction, per the Definitive Merger Proxy filed on October 30, 2020.
(4) SDI received shares of TPB common stock equal to 97% of the total number of shares of TPB common stock owned by SDI per the Form 424B3 filed on June 17, 2020.
(5) Discount based on analysis performed by Moelis to compare the unaffected and affected adjusted Net Asset Value of Liberty Expedia Holdings against the merger consideration, per the Definitive Merger Proxy filed on May 2, 2019.
(6) HRG shareholders received in the aggregate a number of shares of the combined company equal to the number of shares of Spectrum Brands currently held by HRG, subject to certain adjustments to account for HRG's net debt and transaction costs, as well as a $200 million upward adjustment, per the Press Release filed on 2/26/18.
(7) Discount based on analysis performed by Goldman Sachs to compare the intrinsic value of Retail Ventures to the share consideration to be received in the transaction, per the Form 424B3 filed on April 12, 2011.
(8) Discount based on analysis performed by Morgan Stanley to compare Liberty Entertainment's Net Asset Value to the transaction consideration received, per the S-4 filed on June 5, 2009.
(9) SICO received shares of A.O. Smith equal to 98.5% of the total number of shares of A.O. Smith shares owned by SICO per the Form 424B3 filed on March 12, 2009.
(10) Under the terms of the merger, FNF shareholders received an aggregate number of shares equal to the number of shares of FIS common stock held by FNF on the closing date of the merger, per the Press release filed on June 27, 2006.
(11) Reflects Series A Preferred Stock at par value as of March 31, 2025E and current TRIP share price.

citi | 15

Appendix

23 Preliminary | Confidential – Draft for discussion purposes; subject to further review and revision ($ and shares in mm, except per share) Q1'23 Q2'23 Q3'23 Q4'23 Q1'24 Q2'24 Q3'24 Current TRIP Common Stock Price $19.31 $16.49 $16.58 $21.53 $27.79 $17.81 $14.49 $13.49 TRIP Common Shares Owned 16.4 16.4 16.4 16.4 16.4 16.4 16.4 16.4 TRIP Class B Shares Owned 12.8 12.8 12.8 12.8 12.8 12.8 12.8 12.8 TRIP Stake Value $565 $482 $485 $630 $813 $521 $424 $395 (-) Exchangeable Senior Notes (330) (330) (330) (330) (330) (330) (330) (330) (-) Variable Prepaid Forward (47) (40) (40) (52) (67) (43) (35) (33) (-) Series A Preferred (236) (241) (246) (250) (281) (260) (265) (270) (+) Cash and Cash Equivalents 31 29 26 23 20 17 15 15 LTRIP Net Asset Value ($17) ($100) ($105) $20 $154 ($95) ($192) ($223) LTRIP Series A Shares Outstanding (TSM) 72.6 72.8 72.8 72.8 73.1 73.1 73.1 73.1 LTRIP Series B Shares Outstanding (TSM) 3.7 5.0 4.3 4.1 4.4 4.3 4.2 4.8 LTRIP RSUs 2.2 2.2 2.2 2.2 1.2 1.2 1.0 -- LTRIP Net Asset Value per Share ($0.22) ($1.24) ($1.32) $0.26 $1.96 ($1.21) ($2.45) ($2.86) LTRIP Series A Share Price $0.80 $0.65 $0.49 $0.85 $1.70 $0.47 $0.51 $0.36 LTRIP Blended Share Price $1.90 $2.89 $1.94 $1.26 $2.05 $0.72 $0.72 $0.58 Deconstructing NAV (Market View) Over Time Commentary • All data based on publicly reported financials • Accounted for at original principal value • VPF liability equal to value of pledged shares at TRIP Common stock price • Preferred valued at mandatory redemption price, equal to maximum of: ○ Initial liquidation value ($187mm) plus accrued dividends (8% annual, accruing daily) ○ Initial liquidation value multiplied by accretion factor – 0.8 x (current stock price(3) – reference stock price) / reference stock price 2 3 1 2 3 1 16 (1) Source: FactSet, company filings. Note: Market data as of 12/17/2024. (1) Based on 9/30/2024 balance sheet and share counts including Form 4 disclosures as of 12/17/2024. Series A Preferred based on 12/17/2024 projected value including daily accrued PIK dividends at 8.0% annual rate. (2) Including shares underlying Variable Prepaid Forward. (3) Current stock price used as proxy for 10-day VWAP. (2)

24 Preliminary | Confidential – Draft for discussion purposes; subject to further review and revision LTRIP Equity Capitalization Detail 17 Per LTRIP Management Source: Company management, FactSet. Note: Market data as of 12/17/2024. Number of Shares Exercise Net Shares Date Outstanding (mm) Price ($) @ Proposal ($0.26) Common Stock - Series A December 16, 2024 73.08 -- 73.08 Common Stock - Series B December 16, 2024 4.82 -- 4.82 Common Stock Outstanding 77.90 -- 77.90 Stock Options - Series A December 16, 2024 0.93 $5.66 -- Stock Options - Series B December 16, 2024 0.60 4.23 -- (+) Impact of Dilutive Securities -- Diluted Shares Outstanding 77.90